CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-114404 on Form S-6 of our reports dated April 24, 2024, relating to the consolidated financial statements and financial statement schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

April 26, 2024